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                                                                     Exhibit 3.1
                     RESTATED CERTIFICATE OF INCORPORATION
                                       OF
                             HEADWAY HOLDINGS, INC.

                    Pursuant to Sections 242 and 245 of the
                General Corporation Law of the State of Delaware


     The undersigned Thomas A. Surran does hereby certify that:

     1. The name of the corporation is Headway Holdings, Inc., a Delaware corporation (the "Corporation").

     2.  He is the duly elected and acting Secretary of the Corporation.

     3. The Certificate of Incorporation of the Corporation, originally filed on December 24, 1996 with the Delaware Secretary of State was first amended by an Amended and Restated Certificate of Incorporation filed on February 4, 1997.

     4. The amendment of the Certificate of Incorporation herein set forth has been duly adopted by the Corporation's Board of Directors and stockholders pursuant to Sections 228 and 242 of the General Corporation Law of the State of Delaware ("Delaware Law"). The number of shares held by stockholders who consented to this amendment in writing equaled or exceeded the required percentage. Pursuant to Section 228 of the Delaware General Corporation Law, prompt written notice of this amendment and restatement has been given to all stockholders who did not consent to this amendment.

     5. The restatement herein set forth has been duly adopted pursuant to Sections 242 and 245 of Delaware Law. This Restated Certificate of Incorporation restates, integrates and further amends the provisions of the Corporation's Certificate of Incorporation.

     6. The text of the Certificate of Incorporation is hereby restated to read in its entirety as follows:
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                     "RESTATED CERTIFICATE OF INCORPORATION
                                       OF
                             HEADWAY HOLDINGS, INC.


          ONE.    The name of this Corporation is Headway Holdings, Inc.

          TWO.    The address of the Corporation's registered office in the
State of Delaware is 1209 Orange Street, in the City of Wilmington, County of New Castle, Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company.

          THREE. The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

          FOUR.   Classes of Stock Authorized.  The Corporation is authorized to issue two classes of stock to be designated, respectively, "Common Stock" and "Preferred Stock." The total number of shares of Common Stock that the Corporation is authorized to issue is twenty five million (25,000,000) with a par value of $0.001 per share. The total number of shares of Preferred Stock that the Corporation is authorized to issue is fifteen million seven hundred sixty-four thousand and five hundred thirty-five (15,764,535) with a par value of $0.001 per share all of which shall be designated as Series A Preferred Stock. The shares of Common Stock may be issued from time to time for such consideration as the board of directors may determine.

          The Corporation shall from time to time in accordance with the laws of the State of Delaware increase the authorized amount of its Common Stock if at any time the number of shares of Common Stock remaining unissued and available for issuance upon conversion of the Preferred Stock shall not be sufficient to permit conversion of the Preferred Stock.

          The relative rights, preferences, privileges and restrictions granted to or imposed upon the respective classes and series of the shares of capital stock or the holders thereof are as set forth below:

Section 1.  Dividends.

          The holders of the Series A Preferred Stock shall be entitled to receive, out of any funds legally available therefor, noncumulative dividends in an amount equal to $0.19 per annum, when and if declared by the Corporation's board of directors. No dividend shall be paid on the Common Stock in any year, other than dividends payable solely in capital stock, until all dividends for such year have been declared and paid on the Series A Preferred Stock and no dividends on the Common Stock shall be paid unless the amount of such dividend on the Common Stock is also paid on the Series A Preferred Stock on an as-converted to Common Stock basis.

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Section 2.  Liquidation Preference.

     (a) In the event of any liquidation, dissolution or winding up of the Corporation, prior and in preference to any distribution of any of the assets or funds of the Corporation to the holders of the Common Stock by reason of their ownership of such stock, the holders of Series A Preferred Stock shall be entitled to receive for each outstanding share of Series A Preferred Stock then held by them an amount equal to $2.39 plus declared but unpaid dividends on such share (as adjusted for any recapitalizations, stock combinations, stock dividends, stock splits and the like). If, upon the occurrence of a liquidation, dissolution or winding up, the assets and funds of the Corporation legally available for distribution to stockholders by reason of their ownership of stock of the Corporation shall be insufficient to permit the payment to such holders of Series A Preferred Stock of the full aforementioned preferential amount, then the entire assets and funds of the Corporation legally available for distribution to stockholders by reason of their ownership of stock of the Corporation shall be distributed ratably among the holders of Series A Preferred Stock on an as-converted to Common Stock basis. After the preferential amounts have been paid, the holders of Series A Preferred Stock will share with the holders of Common Stock on an as converted basis until $9.56 per share has been distributed (which amount shall be in addition to the $2.39 plus declared but
unpaid dividends referred to above).   Thereafter, all remaining assets
available for distribution will be paid to the holders of Common Stock, without further participation by the holders of Series A Preferred Stock.

     (b) For purposes of this Section 2, a merger or consolidation of this corporation with or into any other corporation or corporations, or a sale of all or substantially all of the assets of this corporation, shall be treated as a liquidation, dissolution or winding up, unless the stockholders of this corporation immediately prior to such transaction hold at least 50% of the outstanding voting equity securities of the surviving corporation in such merger, consolidation or sale of assets.

Section 3.  Conversion.

               The holders of Series A Preferred Stock shall have conversion rights as follows:

     (a) Right to Convert. Each share of Series A Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share, at the office of the Corporation or any transfer agent for such Series A Preferred Stock, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing the Original Issue Price of such share of Series A Preferred Stock by the Conversion Price at the time in effect for a share of such series of Preferred Stock. The Original Issue Price per share of Series A Preferred Stock is $2.39. The Conversion Price per share of Series A Preferred Stock initially shall be $2.39, subject to adjustment from time to time as provided below.

     (b) Automatic Conversion. Each share of Series A Preferred Stock shall automatically be converted into shares of Common Stock at the then effective Conversion Price upon the earlier of (i) the closing of a firm commitment underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, covering the offer and sale of Common Stock to the
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public involving an aggregate offering price to the public of not less than
$15,000,000 at a per share offering price of $7.00 or more (as adjusted for any recapitalizations, stock combinations, stock dividends, stock splits and the like) or (ii) the consent of holders of not less than the majority of the then outstanding shares of Series A Preferred Stock.

     (c) Mechanics of Conversion. No fractional shares of Common Stock shall be issued upon conversion of the Series A Preferred Stock. In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the then effective Conversion Price of such series of Preferred Stock. Before any holder of Preferred Stock shall be entitled to convert the same into shares of Common Stock pursuant to Section 3(a), such holder shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or of any transfer agent for such Preferred Stock, and shall give written notice by mail, postage prepaid, to the Corporation at its principal corporate office, of the election to convert the same, and such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Preferred Stock to be converted. In the event of an automatic conversion pursuant to Section 3(b), the outstanding shares of Preferred Stock shall be converted automatically without any further action by the holder of such shares and whether or not the certificates representing such shares are surrendered to the Corporation or the transfer agent for such Preferred Stock; and the Corporation shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such automatic conversion unless the certificates evidencing such shares of Preferred Stock are either delivered to the Corporation or the transfer agent for such Preferred Stock as provided above, or the holder notifies the Corporation or the transfer agent for such Preferred Stock that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection with such certificates. The Corporation shall, as soon as practicable thereafter, issue and deliver to such address as the holder may direct, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled. If the conversion is in connection with a public offering of securities described in
Section 3(b), the conversion shall be conditioned upon the closing with the underwriters of the sale of securities pursuant to such offering, and the conversion shall not be deemed to have occurred until immediately prior to the closing of such sale of securities.

     (d) Status of Converted Stock. In the event any shares of Preferred Stock shall be converted pursuant to this Section 3, the shares so converted shall be canceled and shall not be reissued by the Corporation.

     (e) Adjustment of Conversion Price of Preferred Stock. The Conversion Price shall be subject to adjustment from time to time as follows:

               (i) Adjustments for Subdivisions or Combinations of Common Stock. In the event the outstanding shares of Common Stock shall be subdivided by stock split, stock dividend or otherwise, into a greater number of shares of Common Stock, the Conversion Price of each series of Preferred Stock then in effect shall, concurrently with the effectiveness of such subdivision, be proportionately decreased. In the event the outstanding shares of Common Stock shall be combined or consolidated into a lesser number of shares of Common Stock, the Conversion Price of each series of Preferred Stock then

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in effect shall, concurrently with the effectiveness of such combination or consolidation, be proportionately increased.

               (ii) Adjustments for Stock Dividends and Other Distributions. In the event the Corporation makes, or fixes a record date for the determination of holders of Common Stock entitled to receive, any distribution (excluding repurchases of securities by the Corporation not made on a pro rata basis) payable in property or in securities of the Corporation other than shares of Common Stock, and other than as otherwise adjusted for in this Section 3 or as provided for in Section 1 in connection with a dividend, then and in each such event the holders of Preferred Stock shall receive, at the time of such distribution, the amount of property or the number of securities of the Corporation that they would have received had their Preferred Stock been converted into Common Stock on the date of such event.

               (iii) Adjustments for Reorganizations, Reclassifications or Similar Events. Except as provided in Section 2 upon any liquidation, dissolution or winding up of the Corporation, if the Common Stock shall be changed into the same or a different number of shares of any other class or classes of stock or other securities or property, whether by capital reorganization, reclassification or otherwise, then each share of Preferred Stock shall thereafter be convertible into the number of shares of stock or other securities or property to which a holder of the number of shares of Common Stock of the Corporation deliverable upon conversion of such shares of Preferred Stock shall have been entitled upon such reorganization, reclassification or other event.

               (iv) Adjustments for Diluting Issues. In addition to the adjustment of the Conversion Prices provided above, the Conversion Price of the Series A Preferred Stock shall be subject to further adjustment from time to time as follows:

                      (A)  Special Definitions.

                           (1) "Options" shall mean rights, options or warrants
to subscribe for, purchase or otherwise acquire either Common Stock or Convertible Securities.

                           (2) "Original Issue Date" shall mean the date on
which the first share of Series A Preferred Stock was first issued.

                           (3) "Convertible Securities" shall mean securities
convertible into or exchangeable for Common Stock, either directly or indirectly.

                           (4) "Additional Shares of Common Stock" shall mean
all shares of Common Stock issued (or, pursuant to Section 3(e)(iv)(C) deemed to be issued) by the Corporation after the Original Issue Date other than shares of Common Stock issued (or, pursuant to Section 3(f)(iv)(C) deemed to be issued):

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                           (i) upon conversion of shares of Preferred Stock;

                           (ii) to employees, consultants, directors, equipment
lessors or banks or similar institutional credit financing sources pursuant to plans or arrangements approved by the board of directors;

                           (iii) as a dividend or other distribution in
connection with which an adjustment to the Conversion Price is made pursuant to
Section 3(f)(i), (ii) or (iii); or

                           (iv) upon the exercise of Options outstanding as of
the Original Issue Date.

               (B) No Adjustment of Conversion Price. No adjustment in the Conversion Price shall be made in respect of the issuance of Additional Shares of Common Stock unless the consideration per share for an Additional Share of Common Stock issued (or, pursuant to Section 3(e)(iv)(C), deemed to be issued) by the Corporation is less than the Conversion Price in effect on the date of, and immediately prior to, such issue.

               (C) Deemed Issue of Additional Shares of Common Stock. Except as otherwise provided in Section 3(e)(iv)(A) or 3(e)(iv)(B), in the event the Corporation at any time or from time to time after the Original Issue Date shall issue any Options or Convertible Securities or shall fix a record date for the determination of any holders of any class of securities entitled to receive any such Options or Convertible Securities, then the maximum number of shares (as set forth in the instrument relating thereto without regard to any provisions contained therein for a subsequent adjustment of such number) of Common Stock issuable upon the exercise of such Options or, in the case of Convertible Securities and Options therefor, the conversion or exchange of such Convertible Securities, shall be deemed to be Additional Shares of Common Stock issued as of the time of such issue or, in case such a record date shall have been fixed, as of the close of business on such record date, provided that in any such case in which additional shares of Common Stock are deemed to be issued:

                     (1) no further adjustment in the Conversion Price shall be made upon the subsequent issue of Convertible Securities or shares of Common Stock upon the exercise of such Options or conversion or exchange of such Convertible Securities;

                     (2) if such Options or Convertible Securities by their terms provide, with the passage of time or otherwise, for any increase or decrease in the consideration payable to the Corporation, or increase or decrease in the number of shares of Common Stock issuable, upon the exercise, conversion or exchange thereof, the Conversion Price computed upon the original issue thereof or upon the occurrence of a record date with respect thereto, and any subsequent adjustments based thereon, shall, upon any such increase or decrease becoming effective, be recomputed to reflect such increase or decrease;

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          (3) upon the expiration of any such Options or any rights of conversion or exchange under such Convertible Securities which shall not have been exercised, the Conversion Price computed upon the original issue thereof or upon the occurrence of a record date with respect thereto, and any subsequent adjustments based thereon, shall, upon such expiration, be recomputed as if:

          (i) in the case of Convertible Securities or Options for Common Stock, the only additional shares of Common Stock issued were shares of Common Stock, if any, actually issued upon the exercise of such Options or the conversion or exchange of such Convertible Securities, and the consideration received therefor was the consideration actually received by the Corporation for the issue of all such Options, whether or not exercised, plus the consideration actually received by the Corporation upon such exercise, or for the issue of all such Convertible Securities, whether or not converted or exchanged, plus the additional consideration, if any, actually received by the Corporation upon such conversion or exchange; and

          (ii) in the case of Options for Convertible Securities, only the Convertible Securities, if any, actually issued upon the exercise thereof were issued at the time of issue of such Options and the consideration received by the Corporation for the Additional Shares of Common Stock deemed to have been then issued was the consideration actually received by the Corporation for the issue of all such Options, whether or not exercised, plus the consideration deemed to have been received by the Corporation upon the issue of the Convertible Securities with respect to which such Options were actually exercised;

          (4) no readjustment pursuant to Section 3(e)(iv)(C)(2) or (3) above shall have the effect of increasing the Conversion Price to an amount which exceeds the Conversion Price on the original adjustment date with respect to the issuance of such Options or Convertible Securities, as adjusted for any Additional Shares of Common Stock issued (or, pursuant to Section 3(e)(iv)(C), deemed to be issued) between such original adjustment date and such readjustment date;

          (5) in the case of any Options which expire by their terms not more than 30 days after the date of issue thereof, no adjustment of the Conversion Price shall be made until the expiration or exercise of all such Options; and

          (6) in the case of any Option or Convertible Security with respect to which the maximum number of shares of Common Stock issuable upon exercise or conversion or exchange thereof is not determinable, no adjustment to the Conversion Price shall be made until such number becomes determinable.

          (D) Adjustment of Conversion Price Upon Issuance of Additional Shares of Common Stock. If Additional Shares of Common Stock are issued (or, pursuant to Section 3(e)(iv)(C), deemed to be issued) without consideration or for a consideration per share (computed on an as-converted to Common Stock basis) less than the Conversion Price in effect on the date of, and immediately prior to, such issue, then and in such event, such Conversion Price shall be reduced, concurrently

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with such issue, to a price (calculated to the nearest tenth of a cent)
determined by multiplying such Conversion Price by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such issue plus the number of shares of Common Stock which the aggregate consideration received by the Corporation (as determined in accordance with Section 3(e)(iv)(E)) for the total number of Additional Shares of Common Stock so issued (or, pursuant to Section 3(e)(iv)(C), deemed to be issued) would purchase at such Conversion Price; and the denominator of which shall be the number of shares of Common Stock outstanding immediately prior to such issue plus the number of such Additional Shares of Common Stock so issued (or, pursuant to Section 3(e)(iv)(C), deemed to be issued). For the purposes of this
Section 3(e)(iv)(D), all shares of Common Stock issuable upon exercise of outstanding Options, upon conversion of outstanding Convertible Securities, or upon conversion of Convertible Securities following exercise of outstanding Options therefor, shall be deemed to be outstanding, and immediately after any Additional Shares of Common Stock are deemed issued pursuant to Section 3(e)(iv)(C), such Additional Shares of Common Stock shall be deemed to be outstanding.

          (E) Determination of Consideration. For purposes of this Section 3(e)(iv)(E) the consideration received by the Corporation for any Additional Shares of Common Stock issued (or, pursuant to Section 3(e)(iv)(C), deemed to be issued) shall be computed as follows:

                    (1) Cash and Property.  Such consideration shall:

          i) insofar as it consists of cash, be computed at the aggregate amount of cash received by the Corporation after deducting any commissions paid by the Corporation with respect to such issuance;

          ii) insofar as it consists of property other than cash, be computed at the fair value thereof at the time of such issuance, as determined in good faith by the board of directors of the Corporation; and

          iii) if Additional Shares of Common Stock are issued (or, pursuant to
Section 3(e)(iv)(C), deemed to be issued) together with other shares or securities or other assets of the Corporation for consideration which covers both, be the proportion of such consideration so received, computed as provided in clauses (A) and (B) above, as determined in good faith by the board of directors of the Corporation.

          (2) Options and Convertible Securities. The consideration received by the Corporation for Additional Shares of Common Stock deemed to have been issued pursuant to Section 3(e)(iv)(C), relating to Options and Convertible Securities, shall be the total amount, if any, received or receivable by the Corporation as consideration for the issue of such Options or Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration) payable to the Corporation upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the

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exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities.

          (f) No Impairment. The Corporation will not, by amendment of its Certificate of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all the provisions of this
Section 3 and in the taking of all such action as may be necessary or appropriate in order to protect the conversion rights of the holders of the Preferred Stock against impairment.

          (g) Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Conversion Price pursuant to this Section 3, the Corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any holder of Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (i) such adjustments and readjustments, (ii) the Conversion Price at the time in effect, and (iii) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of such holder's Preferred Stock.

          (h) Notices of Record Date. In the event that the Corporation shall propose at any time:

              (i) to declare any dividend or distribution upon its Common Stock, whether in cash, property, stock or other securities, whether or not a regular cash dividend and whether or not out of earnings or earned surplus;

              (ii) to offer for subscription pro rata to the holders of Common Stock any additional shares of stock of any class or series or other rights;

              (iii) to effect any reclassification or recapitalization of its Common Stock outstanding involving a change in the Common Stock; or

              (iv) to merge or consolidate with or into any other Corporation, or sell, lease or convey all or substantially all of its property or business, or to liquidate, dissolve or wind up;

          then, in connection with any such event, the Corporation shall send to the holders of Preferred Stock:

              (A) in the case of the matters referred to in (i) and (ii) above, at least ten (10) days prior written notice of the date on which a record shall be taken for such dividend, distribution or subscription rights (and specifying the date on which the holders of Common Stock shall be

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entitled thereto) or for determining rights to vote in respect of the matters referred to in (i) or (ii) above; and

          (B) in the case of the matters referred to in (iii) and (iv) above, at least ten (10) days prior written notice of the date when the same shall take place (and specifying the date on which the holders of Common Stock shall be entitled to exchange their Common Stock for securities or other property deliverable upon the occurrence of such event) or for determining rights to vote in respect of the maters referred to in (iii) or (iv) above.

              Each such written notice shall be delivered personally or given by first class mail, postage prepaid, addressed to the holders of the Preferred Stock at the address for each such holder as shown on the books and records of the Corporation.

Section 4. Voting.

     (a) General. Except as otherwise required by law, each holder of Common Stock shall have one vote for each share of Common Stock so held, and each holder of Preferred Stock shall be entitled to the number of votes equal to the number of shares of Common Stock into which the shares of Preferred Stock so held could be converted at the record date for determination of the stockholders entitled to vote, or, if no such record date is established, at the date such vote is taken or any written consent of stockholders is solicited. Except as required by law or as otherwise set forth herein, all shares of all series of Preferred Stock and all shares of Common Stock shall vote together as a single class. Fractional votes by the holders of Preferred Stock shall not, however, be permitted, and any fractional voting rights shall (after aggregating all shares into which shares of Preferred Stock held by each holder could be converted) be rounded to the nearest whole number.

     (b) Approval by Preferred Stock. The Corporation shall not, without first obtaining the approval of the holders of not less than a majority of the total number of shares of the Series A Preferred Stock then outstanding voting on an as-converted to Common Stock basis:

          (i) increase the number of authorized shares of Series A Preferred Stock;

          (ii) amend or repeal any provision of, or add any provision to, the Corporation's Certificate of Incorporation or Bylaws if such action would adversely affect the rights, preferences, privileges, or restrictions of the Series A Preferred Stock;

          (iii) authorize, create or issue shares of any class or series of stock having any preference or priority superior to or on a parity with any such preference or priority of the Series A Preferred Stock;

          (iv) engage in any transaction that would be deemed to be a liquidation event pursuant to Section 2(d);

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          (v) amend or repeal any provision of, or add any provision to, the
Corporation's Certificate of Incorporation or Bylaws which has the effect of increasing the authorized number of directors of this Corporation; or

          (vi) amend this Section 4(b).

Section 5.  Preemptive Rights.

    (a) Each holder of Preferred Stock shall have the right to purchase its Pro Rata Share of New Securities (as defined in this Section 5) which the Corporation may, from time to time, propose to sell and issue. A holder's "Pro Rata Share" is the ratio that (i) the number of shares of Common Stock issuable upon conversion of Preferred Stock held by such holder immediately prior to such sale of New Securities bears to (ii) the sum of the total number of shares of Common Stock then outstanding and the number of shares of Common Stock issuable upon exercise of then outstanding Options, upon conversion of then outstanding Convertible Securities, or upon conversion of Convertible Securities following exercise of then outstanding Options therefor.

    (b) Except as set forth below, "New Securities" shall mean any shares of capital stock, or rights to acquire shares of capital stock, including options and securities convertible into capital stock of the Corporation other than (i) the authorized Series A Preferred Stock and Common Stock underlying such authorized Series A Preferred Stock, (ii) securities offered to the public generally pursuant to a registration statement or pursuant to Regulation A under the Securities Act of 1933, as amended, (iii) securities issued pursuant to the acquisition of another Corporation by merger, purchase of all or substantially all of its assets, or other similar reorganization or combination, (iv) shares of the Corporation's capital stock or related options, warrants or other rights to purchase such capital stock issued to employees, consultants, directors, equipment lessors or banks or similar institutional credit financing sources pursuant to plans or arrangements approved by the board of directors, (v) capital stock issued pursuant to any rights or agreements, including without limitation convertible securities, options and warrants, provided that the preemptive rights established by this Section 5 apply with respect to the initial sale or grant by the Corporation of such rights or agreements, (vi) stock issued in connection with any stock split, stock dividend or recapitalization by the Corporation, or (vii) capital stock issued pursuant to any transactions involving technology licensing, research and development activities, distribution or manufacture of the Corporation's products, or any transactions involving corporate partners.

    (c) In the event the Corporation proposes to undertake an issuance of New Securities, it shall give each holder of Preferred Stock written notice of its intention, describing the amount and type of New Securities, and the price and terms upon which the Corporation proposes to issue the same. Each holder of Preferred Stock shall have twenty (20) days from the date of receipt of any such notice to agree to purchase up to its respective Pro Rata Share of such New Securities for the price and upon the terms specified in the notice by giving written notice to the Corporation and stating therein the quantity of New Securities to be purchased.

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    (d) The Corporation shall have ninety (90) days after such twenty (20) day period to sell the New Securities not elected to be purchased by holders of Preferred Stock at a price and upon terms no more favorable to the purchasers of such securities than specified in the Corporation's notice. In the event the Corporation has not sold the New Securities within said ninety (90) day period, the Corporation shall not thereafter issue or sell any New Securities, without first offering such securities to the holders of Preferred Stock in the manner provided above.

    (e) Notwithstanding the foregoing, the preemptive rights set forth herein shall not prevent the Corporation from offering and selling New Securities at any time; provided that, if the Corporation has not given notice to holders of Preferred Stock prior to the issuance of New Securities as provided in Section 5(c), then the Corporation shall give notice to the holders of Preferred Stock within fifteen (15) days after the issuance of New Securities. Such notice shall describe the amount, type, price and terms of the New Securities. Each holder of Preferred Stock shall have twenty (20) days from the date of receipt of such notice to elect to purchase its Pro Rata Share of New Securities. The closing of any such sale shall occur within thirty (30) days of the date of notice to the holders of Preferred Stock.

    (f) The Preemptive Rights described above shall expire upon the successful completion of an underwritten offering pursuant to a registration statement filed in accordance with the Securities Act of 1933, as amended.

Section 6. Consent to Distributions.

    Each holder of Preferred Stock shall be deemed to have consented, for purposes of Sections 502, 503 and 506 of the California Corporations Code and Sections 1 and 2 of this Article Four, to distributions made by the Corporation in connection with the repurchase of shares of Common Stock from employees, officers, directors or consultants of the Corporation in connection with the termination of their employment or services pursuant to agreements or arrangements approved by the board of directors of the Corporation.

Section 7. Waiver of Rights, Preferences or Privileges.

    Any right, preference or privilege of the Preferred Stock may be waived by a majority of the outstanding shares of Preferred Stock voting on an as-converted to Common Stock basis, and such waiver shall be binding on all holders of Preferred Stock.

    FIVE. The Corporation is to have perpetual existence.

    SIX. In furtherance and not in limitation of the powers conferred by statute, the board of directors of the Corporation is expressly authorized to adopt, amend or repeal the Bylaws of the Corporation.

    SEVEN. Elections of directors need not be by written ballot unless a stockholder demands election by written ballot at the meeting and before voting begins or unless the Bylaws of the Corporation shall so provide.

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    EIGHT. Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws of the Corporation may provide. The books of the Corporation may be kept outside of the State of Delaware at such place or places as may be designated from time to time by the board of directors of the Corporation or in the Bylaws of the Corporation.

    NINE.  (a) Limitation of Director's Liability.   To the fullest extent
permitted by the General Corporation Law of Delaware as the same exists or as may hereafter be amended, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director.

           (b) Indemnification of Corporate Agents.   The Corporation shall
indemnify to the fullest extent permitted by law any person made or threatened to be made a party to an action or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he, his testator or intestate is or was a director, officer or employee of the Corporation or any predecessor of the Corporation or serves or served at any other enterprise as a director, officer or employee at the request of the Corporation or any predecessor to the Corporation.

           (c) Repeal or Modification. Neither any amendment or repeal of this Article Nine, nor the adoption of any provision of this Corporation's Certificate of Incorporation inconsistent with this Article Nine, shall eliminate or reduce the effect of this Article Nine, in respect of any matter occurring, or any action or proceeding accruing or arising or that, but for this Article Nine, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision."

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    We further declare under penalty of perjury under the laws of the State of
Delaware that the matters set forth in this certificate are true, correct and of our own knowledge.

    Executed at Milpitas, California, on March 11, 1998.



                              /s/ Thomas A. Surran
                              ______________________
                              Thomas A. Surran
                              Secretary




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